Exhibit 4.1
EXECUTION COPY
AMENDMENT TO RIGHTS AGREEMENT
     This First Amendment, dated as of May 23, 2010 (this “Amendment”), to the Rights Agreement, dated as of November 5, 2001 (the “Rights Agreement”), is made between Odyssey HealthCare, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as Rights Agent (the “Rights Agent”).
     WHEREAS, the Company, Gentiva Health Services, Inc., a Delaware corporation (“Parent”), and GTO Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), have proposed to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of Delaware and upon the terms and conditions set forth in the Merger Agreement, whereby each issued and outstanding share of Common Stock, $0.001 par value per share, of the Company (such shares, together with the associated Rights, collectively, the “Common Stock”) not owned directly or indirectly by the Company, Parent, or any wholly owned subsidiary of Parent will be converted into the right to receive cash (the “Merger Consideration”) as provided in the Merger Agreement;
     WHEREAS, the Board of Directors of the Company has unanimously (i) approved the Merger Agreement, (ii) determined that the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company and its stockholders, and (iii) determined to recommend that the Company’s stockholders adopt the Merger Agreement;
     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to provide that none of Parent, Merger Sub or any of their respective affiliates or associates shall be deemed an Acquiring Person, that neither a Shares Acquisition Date nor a Distribution Date shall be deemed to occur, and that the Rights will not separate from the Common Stock as a result of the execution, delivery or performance of the Merger Agreement or the consummation of the transactions contemplated thereby, including the Merger; and
     WHEREAS, pursuant to its authority under Section 29 of the Rights Agreement, the Board of Directors of the Company has authorized and approved this Amendment to the Rights Agreement as of the date hereof.
     NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:
     1. Amendment to Definition of “Acquiring Person”. Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:
Notwithstanding anything in this Section 1(a) or this Agreement to the contrary, none of Gentiva Health Services, Inc., a Delaware corporation (“Parent”), GTO Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), or any of their respective Affiliates or Associates is, nor shall any of them be deemed to be, an “Acquiring Person” by virtue of (i) the execution of, or their entry into, the Agreement and Plan of Merger, dated May 23, 2010, by and among the Company, Parent and Merger Sub (as it may be amended from time to time, the “Merger Agreement”), including any amendment or supplement thereto, or (ii) their acquisition, or their right to acquire, beneficial ownership of Common Stock as a result of their execution of the Merger Agreement, it being the purpose and intent of the Company that neither the execution of the Merger Agreement by any of the parties thereto (after giving effect to any amendment to the Merger Agreement entered into by the Company) nor the consummation of the transactions contemplated thereby in accordance with and pursuant to the terms and conditions of the Merger Agreement shall in any respect give rise to any provision of this Agreement becoming effective.
     2. Amendment to Definition of “Distribution Date”. Section 1(m) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:
Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated by the Merger Agreement in accordance with and pursuant to the terms and conditions of the Merger Agreement.
     3. Amendment to Definition of “Final Expiration Date”. Section 1(o) of the Rights Agreement is replaced in its entirety with the following:
“Final Expiration Date,” shall mean the earlier of (x) immediately prior to the Effective Time (as defined in the Merger Agreement) and (y) the Close of Business on November 5, 2011.
     4. Amendment to Definition of “Shares Acquisition Date”. Section 1(aa) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:
Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated by the Merger Agreement in accordance with and pursuant to the terms and conditions of the Merger Agreement.
     5. Amendment of Section 1. Section 1 of the Rights agreement is amended to add the following at the end thereof:
(hh) “Merger Agreement” shall have the meaning set forth in the definition of Acquiring Person.

(ii) “Merger Sub” shall have the meaning set forth in the definition of Acquiring Person.
(jj) “Parent” shall have the meaning set forth in the definition of Acquiring Person.
     6. Amendment to Section 12(a)(3). Section 12(a)(3) of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:
Notwithstanding anything in this Agreement to the contrary, no event requiring an adjustment under this Section 12(a) shall occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated by the Merger Agreement in accordance with and pursuant to the terms and conditions of the Merger Agreement.
     7. Amendment to Section 14. Section 14 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:
Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses “(a)” through “(c)” of the first sentence of this Section 14 shall occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated by the Merger Agreement in accordance with and pursuant to the terms and conditions of the Merger Agreement.
     8. Amendment of Section 31. Section 31 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:
Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the approval, execution or delivery of the Merger Agreement, or the consummation of the Merger or any other transactions contemplated by the Merger Agreement in accordance with and pursuant to the terms and conditions of the Merger Agreement or the public announcement of any of the foregoing.
     9. Addition of Section 37. The parties hereto agree to amend the Rights Agreement by adding the following Section 37 to the Rights Agreement:
     Section 37. Additional Agreements. Immediately prior to the Effective Time (as defined in the Merger Agreement), (i) this Agreement shall automatically terminate and be without any further force or effect, (ii) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder, and (iii) the holders of the Rights will not be entitled to any benefits, rights or other interests under this Agreement, including without limitation the right to purchase or otherwise acquire shares of Preferred Stock or any other securities of the Company. The Company shall notify the Rights Agent promptly after the occurrence of the Effective Time (as defined in the Merger Agreement).
     Notwithstanding anything in this Agreement to the contrary, this Agreement, and the rights conveyed hereby, shall be inapplicable to the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated by the Merger Agreement, in each case in accordance with and pursuant to the terms and conditions of the Merger Agreement.
     10. Termination of Amendment. Notwithstanding anything in this Amendment to the contrary, in the event that, prior to the Effective Time, (i) other than as permitted or contemplated by the Merger Agreement or the transactions contemplated thereby, including the Merger, or related thereto, Parent and/or Merger Sub breach Section 8 of the Confidentiality Agreement dated April 23, 2010 between Parent and the Company, or (ii) the Merger Agreement is terminated in accordance with its terms, this Amendment shall become null and void, and of no further force and effect. The Company shall promptly notify the Rights Agent if this Amendment terminates pursuant to this Section 10.
     11. Definitions. Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Rights Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this Amendment.
     12. Conflict or Inconsistency. In the event there is any conflict or inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Rights Agreement, the terms and conditions of this Amendment shall govern and control the rights and obligations of the parties.
     13. Effect of Amendment. Except as modified herein, all other terms and conditions of the Rights Agreement shall remain unmodified and in full force and effect.
     14. Governing Law. This Amendment shall be construed and interpreted and its performance shall be governed by the substantive laws of the State of Delaware without regard to its conflict or choice of law principles.
     15. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
     16. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     17. Effectiveness. This Amendment shall be effective as of the date first written above.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		ODYSSEY HEALTHCARE, INC.

By:	/s/ Lisa Pekar	By:	/s/ W. Bradley Bickham

Name:	Lisa M. Pekar	Name:	W. Bradley Bickham

Title:	Executive Assistant	Title:	SVP & General Counsel

Attest:		COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ James Walsh	By:	/s/ Dennis V. Moccia

Name:	James Walsh	Name:	Dennis V. Moccia

Title:	Relationship Manager	Title:	Manager, Contract Administrator